Exhibit 10.49

AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”), between LD GEORGETOWN PLAZA ASSOCIATES LLC (the “Seller”) and SHC WASHINGTON, L.L.C. (the “Purchaser”) is dated as of February 22, 2006

A. Seller and Purchaser entered into a that certain Purchase and Sale Agreement dated January 21, 2006, (the “Agreement”), for the purchase of certain Property including the hotel known as the “Four Seasons Hotel, Washington, D.C.” and operated on a portion of the Property.

B. Seller and Purchaser find it mutually convenient to delay the Closing Date.

C. Seller and Purchaser desire to close in escrow with the Title Company.

D. Seller and Purchaser desire to set forth the allocation of the Purchase Price with greater specificity.

In consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which is acknowledged hereby, Seller and Purchaser hereby modify the Agreement on the terms set forth below. The capitalized terms used in this Amendment shall have the meaning indicated in the Agreement.

1. Section 6. Section 6 of the Agreement is hereby deleted in its entirety and replaced with the following text:

“6. CLOSING, CLOSING DATE.

Subject to the compliance or waiver of the various conditions set forth herein, the payment of the balance of the Purchase Price, the delivery of the documents described in Section 12 and the performance of the various other obligations and activities contemplated to take place on the Closing Date (collectively, the “Closing”) shall occur at 10:00 A.M. on March 1, 2006 (the “Closing Date”). The parties hereby elect to close in escrow with the Title Company, and agree that any fees or charges imposed by the Title Company for its services at the Closing shall be split evenly between the Seller and Purchaser.”

2. February 28, 2006/March 1, 2006. Each instance in which the Agreement (including the schedules and exhibits thereto) refers to the date “February 28, 2006” is hereby amended to read “March 1, 2006”.

3. Purchase Price Allocation. The Purchase Price shall be allocated as follows: $117,400,000.00 to Real Estate, and, in the event that Purchaser and Seller are unable to agree upon the allocation of the remaining portion of the Purchase Price prior to or at the Closing, (i) $7,000,000.00 to FF&E and (ii) the remainder to Intangibles.

4. Full Force and Effect. Except as modified by this Amendment, the Agreement shall remain unmodified and in full force and effect. The parties hereto agree that facsimile signatures on this Amendment shall be treated as original signatures for all purposes.

5. Counterparts. This Amendment may be executed in several counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument. Executed counterparts may be delivered by facsimile or other means of electronic transmission.

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IN WITNESS WHEREOF, Seller and Purchaser have caused this Amendment to be executed the day and year first above written.

SELLER:

LD GEORGETOWN PLAZA ASSOCIATES LLC,
a Delaware limited liability company

By:	LD Property Management Inc., its managing member

	By:	/s/ David Shepherd
Name: David Shepherd
Title: Vice President

PURCHASER:

SHC WASHINGTON, L.L.C.,
a Delaware limited liability company

By:	/s/ Stephen K. Miller
	Name:	Stephen K. Miller
	Title:	Senior Vice President